Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fourth Quarter and Fiscal Year 2006 Results

Oxford, CT — June 14, 2006 — RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the fourth quarter ended April 1, 2006.

Fourth Quarter Highlights

•                  Net sales of  $75.8 million

•                  11.0% growth in gross margin to $23.3 million and 30.8%

•                  17.6% growth in operating income to $12.3 million

•                  Excluding plant consolidation expense and stock option compensation expense:

•                  24.7% growth in adjusted operating income to $13.5 million

Fiscal Year 2006 Highlights

•                  Record revenue of $274.5 million, up 13.0% from fiscal 2005

•                  200 basis point improvement in gross margins to 30.2% or $82.9 million

•                  20.0% growth in operating income to $38.6 million

•                  Excluding non-recurring compensation expense and management fees, stock option compensation expense, and plant consolidation expense:

•                  29.5% growth in adjusted operating income to $45.4 million

•                  Net income of $12.4 million, up 71.3% from year ago period

“Fiscal 2006 was a year of solid performance for RBC Bearings,” commented Dr. Michael J. Hartnett, Chairman, President and Chief Executive Officer. “Throughout the year, management and employees focused on executing our growth strategy and driving performance improvements through cost discipline, methods improvement, and price and mix management. Specifically, in the fourth quarter, RBC was able to consolidate the operations of our Nice Bearing facility, moving production to other RBC locations, with no material impact on production or our ability to service customers. We believe our dual focus on growth and operational efficiency will continue to serve us well in the year ahead.”

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2006 were $75.8 million, an increase of 4.8% from $72.3 million in the fourth quarter of fiscal 2005. Gross margin for the fourth quarter rose 11.0% to $23.3 million, compared to $21.0 million for the comparable period last year. Gross margin, as a percentage of net sales, improved to 30.8% in the fourth quarter of fiscal 2006, compared to 29.1% for the same period last year.

For the fourth quarter of fiscal 2006, the Company reported operating income of $12.3 million, compared to $10.5 million for the comparable period last year. Adjusted operating income, excluding plant consolidation costs and stock option compensation expense, increased 24.7% to $13.5 million for the fourth quarter of fiscal 2006, compared to $10.8 million in the fourth quarter of fiscal 2005. Operating income, as a percentage of sales, excluding these charges, was 17.8% for the fourth quarter of fiscal 2006, compared to 14.9% for the same period last year.

The Company reported net income of $6.0 million in the fourth quarter of fiscal 2006, compared to net income of $7.0 million in the same period last year. Adjusted net income, excluding the after tax impact of plant consolidation costs and stock option compensation expense, was $6.7 million for the fourth quarter of fiscal 2006, compared to $7.2 million for the comparable period last year.

Full Year Results

Net sales for the fiscal year ended April 1, 2006 were $274.5 million, an increase of 13.0% from $243.0 million in the same period last year. Gross margin rose 21.2% to $82.9 million, compared to $68.4 million for the comparable period last year. Gross margin, as a percentage of net sales, improved to 30.2% for fiscal year 2006, compared to 28.2% for the same period last year.

For the fiscal year ended April 1, 2006, the Company reported operating income of $38.6 million, compared to $32.1 million for the comparable period last year. Adjusted operating income, excluding non-recurring compensation expense and management fees, stock option compensation expense, and plant consolidation costs, increased 29.5% to $45.4 million for fiscal year 2006, compared to $35.0 million for the comparable period last year. Operating income, as a percentage of sales, excluding these charges, was 16.5% for fiscal year 2006, compared to 14.4% for the same period last year.

For the fiscal year ended April 1, 2006, the Company reported net income of $12.4 million, compared to net income of $7.3 million in the same period last year, a 71.3% increase year over year.

Segment Results

Our Plain Bearing segment achieved net sales of $33.0 million for the fourth quarter of fiscal 2006, an increase of $6.4 million, compared to $26.6 million for the same period last year. For fiscal year 2006, the segment achieved net sales of $115.1 million, an increase of $21.8 million, compared to $93.3 million for the same period last year.

Our Roller Bearing segment achieved net sales of $25.3 million for the fourth quarter of fiscal 2006, a decrease of $2.3 million, compared to $27.6 million for the same period last year. For fiscal year 2006, the segment achieved net sales of $96.5 million, an increase of $4.2 million, compared to $92.3 million for the same period last year.

Our Ball Bearing segment achieved net sales of $13.1 million for the fourth quarter fiscal 2006, a decrease of $0.4 million, compared to $13.5 million for the same period last year. Our Ball Bearing segment achieved net sales of $46.4 million for fiscal year 2006, an increase of $4.5 million, compared to $41.9 million for the same period last year.

Our Other segment achieved net sales of $4.3 million for the fourth quarter of fiscal 2006, a decrease of $0.2 million, compared to $4.5 million for the same period last year. Our Other segment achieved net sales of $16.6 million for fiscal year 2006, an increase of $1.0 million, compared to $15.6 million for the same period last year.

Secondary Offering

In April 2006, RBC Bearings completed a secondary offering of approximately 9.0 million shares, including the exercise by the underwriters of the over-allotment option, at a price of $20.50 per share. The Company sold approximately 3.0 million shares in the offering and the selling stockholders sold approximately 6.0 million shares. The Company’s proceeds, after deducting underwriting discounts and commissions and expenses of the offering, were approximately $57.0 million all of which was used to pay down debt. The Company did not receive any proceeds from the sale of shares of common stock by the selling stockholders. As of June 8, 2006, the Company had approximately 20.5 million shares of common stock outstanding.

Outlook

“Our key market segments of aerospace, defense, construction, mining, and aftermarket remain strong. Although we anticipate a slow down in the class 8 truck segment later in the year, this factor will have little impact on overall performance. We expect to see overall gross margin expansion over the next year as a result of continued improvements in manufacturing execution, product volume expansion, and a pricing climate that is generally favorable for our products,” concluded Dr. Hartnett.

Based on current market conditions, the Company expects financial performance in its first quarter of fiscal 2007 to be as follows:

•                  First quarter fiscal 2007 net sales in the range of $71.0 - $72.0 million

•                  First quarter fiscal 2007 operating income in the range of $12.0 - $13.0 million

Live Webcast

RBC Bearings Incorporated will host a webcast at 10:30 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 866-825-3308 (international callers dial 617-213-8062) and enter conference call ID #42154602. An audio replay of the call will be available beginning at 12:30 p.m. ET on Wednesday, June 14, until 11:59 p.m. ET on Wednesday, June 28. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID #41411148.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations, including adjusted operating income and adjusted net income that exclude certain charges. These non-GAAP measures adjust for charges that are unusual and non-recurring. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP, particularly operating income and net income. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures is included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets. Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 1,700 people in 18 facilities located throughout North America and Europe.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.”  All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook” any projections of earnings; revenue or other financial items, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may”, “estimate”, “intend”, “continue”, “believe”, “expect”, “anticipate” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s Registration Statement on Form S-1 initially filed on March 16, 2006, as amended. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statement.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Ashton Partners

Lauren Murphy

800-281-1163

investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
Unaudited

	Three Months Ended		Fiscal Year Ended
	April 1,	April 2,	April 1,	April 2,
	2006	2005	2006	2005
Net sales	$75,751	$72,285	$274,509	$243,016
Cost of sales	52,427	51,277	191,561	174,602
Gross margin	23,324	21,008	82,948	68,414

Operating expenses:
Selling, general and administrative	9,620	9,566	41,945	32,749
Other, net	1,404	984	2,424	3,526
Total operating expenses	11,024	10,550	44,369	36,275

Operating income	12,300	10,458	38,579	32,139

Interest expense, net	3,153	5,334	15,735	19,669
Loss on early extinguishment of debt	—	—	3,771	6,950
Other non-operating expense	—	(177)	—	(355)
Income before income taxes	9,147	5,301	19,073	5,875
Provision for (benefit from) income taxes	3,192	(1,651)	6,634	(1,385)
Net income	5,955	6,952	12,439	7,260

Preferred stock dividends	—	(587)	(893)	(2,280)
Participation rights of preferred stock in undistributed earnings	—	(1,460)	(630)	(1,142)
Net income available to common stockholders	$5,955	$4,905	$10,916	$3,838

Net income per common share:
Basic	$0.35	$0.77	$0.84	$0.62
Diluted	$0.33	$0.71	$0.76	$0.35

Weighted average common shares:
Basic	16,777,522	6,202,615	12,931,185	6,202,615
Diluted	17,887,514	10,879,765	14,452,264	10,854,584

	Three Months Ended		Fiscal Year Ended
	April 1,	April 2,	April 1,	April 2,
	2006	2005	2006	2005
Reconciliation of Reported Operating Income to Adjusted Operating Income:
Reported operating income	$12,300	$10,458	$38,579	$32,139
Stock options compensation expense	158	88	365	420
Non-recurring compensation expense	—	—	5,200	—
Management service fees	—	112	173	474
Disposal of fixed assets	(6)	148	24	1,989
Plant consolidation costs	1,024	—	1,024	—
Adjusted operating income	$13,476	$10,806	$45,365	$35,022

Reconciliation of Reported Net Income to Adjusted Net Income:
Reported net income	$5,955	$6,952	$12,439	$7,260
Stock options compensation expense (1)	103	55	238	265
Non-recurring compensation expense (1)	—	—	3,390	—
Management service fees (1)	—	71	113	299
Disposal of fixed assets (1)	(4)	93	16	1,253
Loss on early extinguishment of debt (1)	—	—	2,459	4,379
Plant consolidation costs (1)	667	—	668	—
Adjusted net income	$6,721	$7,171	$19,322	$13,455

(1)             Item was tax effected at the effective tax rate.

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
Unaudited

Selected Financial Data:

	Three Months Ended		Fiscal Year Ended
	April 1,	April 2,	April 1,	April 2,
	2006	2005	2006	2005

Depreciation and amortization	$2,193	$1,441	$9,331	$8,785

Cash provided by operating activities	$11,478	$5,163	$24,642	$9,868

Capital expenditures	$2,569	$2,922	$10,341	$9,526

Total debt			$165,747	$220,079

Cash on hand			$16,126	$2,635

Total debt minus cash on hand			$149,621	$217,444

Backlog			$160,761	$134,798